UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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NorthWest Indiana Bancorp

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NorthWest Indiana Bancorp

9204 Columbia Avenue
Munster, Indiana 46321
(219) 836-4400

Notice of Annual Meeting of Shareholders

To Be Held On May 15, 2020

The Annual Meeting of Shareholders of NorthWest Indiana Bancorp will be held on Friday, May 15, 2020, commencing at 1:00 p.m., Central Daylight Time. Due to the coronavirus (COVID-19) pandemic, this year’s annual meeting will be held completely as a virtual meeting of shareholders instead of an in person meeting. You may attend the meeting online, submit questions, and vote your shares electronically during the meeting via the internet at www.virtualshareholdermeeting.com/NWIN2020. To enter the annual meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on the accompanying proxy card. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.

The Annual Meeting will be held for the following purposes:

1.	Election of Directors. Election of four directors of the Bancorp to serve three-year terms expiring in 2023;

2.	Ratification of Auditors. Ratification of the appointment of Plante & Moran, PLLC as independent registered public accountants for the Bancorp for the year ending December 31, 2020;

3.

Advisory Vote on Compensation. A non-binding advisory vote regarding the executive compensation of the Bancorp’s named executive officers disclosed in this proxy statement, commonly referred to as a “Say on Pay” proposal; and

4.	Other Business. Other matters as may properly come before the meeting or at any adjournment.

You can vote online at the meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on March 20, 2020.

We urge you to read the enclosed proxy statement carefully so you will have information about the business to come before the meeting or any adjournment. Please sign, date, and return the accompanying proxy promptly in the postage-paid envelope furnished for that purpose, or follow the related internet or telephone voting instructions. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

A copy of our Annual Report for the fiscal year ended December 31, 2019, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

By Order of the Board of Directors

Leane E. Cerven
Executive Vice President, General Counsel and Secretary

Munster, Indiana

April 3, 2020

It is important that you return your proxy promptly. Therefore, whether or not you plan to attend the Annual Meeting online, please sign, date and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States, or follow the related internet or telephone voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on MAY 15, 2020.

The Proxy Statement, Annual Report, and 2019 Form 10-K are available at:

www.proxyvote.com

NorthWest Indiana Bancorp

9204 Columbia Avenue
Munster, Indiana 46321
(219) 836-4400

Proxy Statement

for

Annual Meeting of Shareholders

May 15, 2020

The Board of Directors of NorthWest Indiana Bancorp, an Indiana corporation, is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held completely virtually at 1:00 p.m., Central Daylight Time, on May 15, 2020, and at any adjournment of the meeting. You may attend the meeting online, submit questions, and vote your shares electronically during the meeting via the internet at www.virtualshareholdermeeting.com/NWIN2020. The Bancorp’s principal asset consists of 100% of the issued and outstanding shares of Common Stock of Peoples Bank SB (the “Bank”). We expect to first mail this proxy statement and the form of proxy to our shareholders on or about April 3, 2020.

Items of Business

At the Annual Meeting, shareholders will:

●	vote on the election of four directors to serve three-year terms expiring in 2023;

●	ratify the selection of Plante & Moran, PLLC as auditors for the Bancorp for 2020;

●	hold a non-binding advisory vote regarding the executive compensation of the Bancorp’s named executive officers disclosed in this proxy statement; and

●	transact any other matters of business that properly come before the meeting.

We do not expect any other items of business because the deadline for shareholder nominations and proposals has already passed. If other matters do properly come before the meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their best judgment.

Voting Information

Who is entitled to vote?

Shareholders of record at the close of business on March 20, 2020, the record date, may vote at the Annual Meeting. On the record date, there were 3,463,136 shares of the Bancorp’s Common Stock issued and outstanding, and the Bancorp had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented.

How many votes are required to elect directors?

The four nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for a nominee will result in the nominee receiving fewer votes but will not count as votes against the nominee.

How many votes are required to ratify the selection of Plante & Moran, PLLC as independent registered public accountants for the Bancorp for 2020?

More votes cast in favor of this proposal than are cast against it are required to ratify Plante & Moran, PLLC as the Bancorp’s auditors for 2020. Abstentions and broker non-votes will have no effect on this proposal.

How many votes are required to approve, on an advisory basis, the executive compensation of the Bancorp’s named executive officers?

More votes cast in favor of this proposal than are cast against it are required to approve, on a non-binding advisory basis, the executive compensation of the Bancorp’s named executive officers. Abstentions and broker non-votes will have no effect on the advisory vote on executive compensation.

How do I vote my shares?

If you are a “shareholder of record,” you can vote by mailing the enclosed proxy card or by following the related internet or telephone voting instructions. The proxy, if properly signed and returned to the Bancorp and not revoked prior to its use, will be voted in accordance with the instructions contained in the proxy. If you return your signed proxy card but do not indicate your voting preferences, the proxies named in the proxy card will vote on your behalf “FOR” the four nominees for director listed below, “FOR” the ratification of Plante & Moran, PLLC as auditors of the Bancorp for 2020, “FOR” the approval of the executive compensation paid to the Bancorp’s named executive officers, and, as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxies.

If you have shares held by a broker or other nominee, you may instruct the broker or nominee to vote your shares by following the instructions the broker or nominee provides to you. If you do not submit specific voting instructions to your broker or nominee, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not submit specific voting instructions to your broker, the shares will be treated as “broker non-votes.” The proposal to ratify Plante & Moran, PLLC as our auditors for 2020 is considered routine and therefore may be voted upon by your broker if you do not give instructions to your broker. However, brokers will not have discretion to vote your shares on the election of directors or on the advisory vote on the compensation of the Bancorp’s executive officers. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the director nominees or the advisory vote on the executive compensation of the Bancorp’s named executive officers.

Proxies solicited by this proxy statement may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

Can I change my vote after I have mailed my proxy card?

You have the right to revoke your proxy at any time before it is exercised by (1) notifying the Bancorp’s Corporate Secretary (Leane E. Cerven, 9204 Columbia Avenue, Munster, Indiana 46321) in writing, (2) delivering a later-dated proxy, or (3) attending the Annual Meeting online and voting electronically (attendance at the online meeting will not, by itself, revoke a proxy).

Can I vote my shares at the meeting?

Due to concerns about the coronavirus (COVID-19) pandemic, we will not be holding an in person annual meeting. This year, the meeting will be completely virtual and will be held at the time and internet address mentioned in the Notice of Annual Meeting of Shareholders included with these materials. If you are a shareholder of record, you may attend the meeting online and vote your shares electronically during the meeting via internet at www.virtualshareholdermeeting.com/NWIN2020. You will need the information printed in the box marked by the arrow on the accompanying proxy card and you should follow the instructions provided when you login. However, we encourage you to vote by proxy card even if you plan to attend the online meeting.

If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or other nominee giving you the right to vote the shares at the meeting.

What constitutes a quorum?

The holders of over 50% of the outstanding shares of Common Stock as of the record date must be present electronically or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

Security Ownership by Certain Beneficial Owners and Management

The following table sets forth, as of March 20, 2020, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Bancorp’s Common Stock and as to the shares of the Common Stock beneficially owned by the persons named in the “Summary Compensation Table” (referred to in this proxy statement as Named Executive Officers) and by all directors and executive officers as a group. Persons and groups owning more than 5% of the Common Stock are required to file certain reports regarding such ownership with the Bancorp and the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based on such reports, management knows of no persons, other than as set forth in the table below, who owned more than 5% of the Common Stock at March 20, 2020. Individual beneficial ownership of shares by the Bancorp’s directors is set forth in the table below under “Election of Directors.” Unless otherwise noted below, the address of each beneficial owner of more 5% of the Bancorp’s Common Stock is c/o NorthWest Indiana Bancorp, 9204 Columbia Avenue, Munster, IN 46321.

Name and Address of Individual or Identity of Group(7)	Amount and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding(1)
David A. Bochnowski	360,441(2)	10.4%
Benjamin J. Bochnowski	25,869(3)	*
Robert T. Lowry	24,557(4)	*
Todd M. Scheub	16,416(5)	*
Leane E. Cerven	13,226(6)	*
All current directors and executive officers as a group (15 persons)	601,122(8)	17.4%

*	Under 1% of outstanding shares.
(1)

For each individual or group disclosed in the table above, the figures in this column are based on 3,463,136 shares of Common Stock issued and outstanding as of March 20, 2020, plus the number of shares of Common Stock each such individual or group has the right to acquire on or within 60 days after March 20, 2020, computed in accordance with Rule 13d-3(d)(1) under the Exchange Act.

(2)

Includes 237,021 shares held jointly with Mr. Bochnowski’s spouse, 24,990 shares as to which Mr. Bochnowski’s spouse has voting and dispositive power, and 17,600 shares that are owned by his children for which his spouse is custodian or trustee. Also includes 8,729 shares held as co-trustee of trusts for the benefit of Mr. Bochnowski’s children, 60,350 shares purchased by Mr. Bochnowski under the Profit Sharing Plan, 8,530 shares held in Mr. Bochnowski’s individual retirement account as to which Mr. Bochnowski has dispositive and voting power, and 3,221 shares of restricted stock over which Mr. Bochnowski has voting but not dispositive power.

(3)

Includes 6,349 shares of restricted stock over which Mr. Bochnowski has voting but not dispositive power, 1,654 shares purchased by Mr. Bochnowski under the Profit Sharing Plan as to which Mr. Bochnowski has voting and dispositive power, and 725 shares held in Mr. Bochnowski’s individual retirement account as to which Mr. Bochnowski has dispositive and voting power.

(4)

Includes 5,772 shares held jointly with Mr. Lowry’s spouse, 2,071 shares held in his individual retirement account for which he has dispositive and voting power, and 653 shares owned by Mr. Lowry’s spouse in an individual retirement account. Also includes 2,322 shares of restricted stock over which Mr. Lowry has voting but not dispositive power, 13,220 shares purchased by Mr. Lowry under the Profit Sharing Plan as to which Mr. Lowry has dispositive and voting power, and 519 shares purchased through the Dividend Reinvestment Plan.

(5)

Includes 2,520 shares held jointly with Mr. Scheub’s spouse, 3,839 shares of restricted stock over which Mr. Scheub has voting but not dispositive power, 9,985 shares purchased by Mr. Scheub under the Profit Sharing Plan as to which Mr. Scheub has dispositive and voting power, and 72 shares purchased through the Dividend Reinvestment Plan.

(6)

Includes 3,930 shares owned jointly with Ms. Cerven’s spouse, 2,227 shares of restricted stock over which Ms. Cerven has voting but not dispositive power, 6,235 shares owned by Ms. Cerven’s spouse in an individual retirement account, 134 shares purchased by Ms. Cerven under the Profit Sharing Plan as to which Ms. Cerven has dispositive and voting power, and 700 shares owned by Ms. Cerven in an individual retirement account.

(7)

On February 14, 2018, Banc Fund VII L.P., Banc Fund VIII L.P., and Banc Fund IX L.P. (the “Banc Fund Reporting Persons”) jointly filed a Schedule 13G/A with the SEC reporting certain holdings of Bancorp Common Stock as of December 31, 2017. This Schedule 13G/A purports to show that the Banc Fund Reporting Persons collectively beneficially own 178,668 shares of the Bancorp’s common stock, which as of March 20, 2020, would equal 5.2% of the Bancorp’s issued and outstanding shares. However, based on information provided by representatives of the Banc Fund Reporting Persons to the Bancorp’s management, the Bancorp has reason to believe that the beneficial ownership information set forth in the foregoing Schedule 13G/A filed by the Banc Fund Reporting Persons is not accurate and that, as of March 20, 2020, the Banc Funds Reporting Persons own less than 5% of the Bancorp’s issued and outstanding shares of Common Stock. As a result, the Banc Funds Reporting Persons are not listed in the table above as a 5% beneficial owner.

(8)	Includes 91,676 shares held under the Profit Sharing Plan and 26,396 shares of restricted stock granted under the Bancorp’s 2015 Stock Option and Incentive Plan (the “2015 Plan”).

Proposal 1 — Election of Directors

The Board of Directors (the “Board”) currently consists of eleven members. The By-Laws provide that the Board of Directors is to be divided into three classes, with each class containing directors as nearly equal in number as the then total number of directors constituting the entire Board permits. The members of each class are elected for a term of three years and until their successors are elected and qualified. One class of directors is elected annually. The term of the Class II directors expires at the Annual Meeting. The term of the Class III directors expires at the 2021 Annual Meeting, and the term of the Class I directors expires at the 2022 Annual Meeting.

The four nominees for director this year are Benjamin J. Bochnowski, Donald P. Fesko, Danette Garza, and Robert E. Johnson, III, each of whom is a current director of the Bancorp. If the shareholders elect these nominees at the Annual Meeting, the terms of Mr. Bochnowski, Mr. Fesko, Ms. Garza, and Mr. Johnson will expire in 2023. No director or nominee for director is related to any other director or executive officer of the Bancorp or nominee for director by blood, marriage, or adoption, except that David A. Bochnowski is Benjamin J. Bochnowski’s father. There are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

The following table provides information on the nominees for the position of director of the Bancorp and for each director continuing in office after the Annual Meeting, including the number and percent of shares of Common Stock beneficially owned as of the record date.

Name	Age	Present Principal Occupation	Director Since	Shares Beneficially Owned on March 20, 2020	Percent of Class(1)
Nominees for Director
(Class II – Term expiring at annual meeting of shareholders in 2023)
Benjamin J. Bochnowski	39	President and Chief Executive Officer of the Bancorp	2014	25,869(2)	*
Donald P. Fesko, O.D., FACHE	47	President and Chief Executive Officer of Community Foundation of Northwest Indiana	2005	2,848(3)	*
Danette Garza, J.D., CPA	65	Attorney and Certified Public Accountant; Chief Executive Officer of Jack Gray Logistics Network, Inc., Gary, Indiana	2013	2,304(4)	*
Robert E. Johnson, III	50	President and Chief Executive Officer of Cimcor, Inc.	2016	1,281(5)	*

Directors Continuing in Office
(Class III – Term expiring at annual meeting of shareholders in 2021)
David A. Bochnowski	74	Executive Chairman of the Bancorp	1977	360,441(2)	10.4%
Kenneth V. Krupinski	72	Retired Certified Public Accountant; past President of Swartz Retson & Co., P.C., Merrillville, Indiana	2003	9,796(6)	*
Anthony M. Puntillo, D.D.S., M.S.D.	53	Orthodontist and Chief Executive Officer of Puntillo and Crane Orthodontics, PC	2004	3,983(7)	*
James L. Wieser, J.D.	72	Attorney with Wieser & Wyllie LLP, Schererville, Indiana	1999	6,343(8)	*

(Class I – Term expiring at annual meeting of shareholders in 2022)
Edward J. Furticella	73	Former Executive Vice President and CFO of the Bancorp; Purdue University Northwest, Professor Emeritus of Accounting; Florida Gulf Coast University, Adjunct Instructor of Accounting	2000	63,924(9)	1.9%
Joel Gorelick	72	Retired; former President and Chief Operating Officer of the Bancorp, Charter Chairman Emeritus of the Lake County Economic Alliance, Inc., and Director and Chairman of the Audit Committee of the Indiana Economic Development Corporation	2000	51,012(10)	1.5%
Amy W. Han, Ph.D.	56	Director for Clinical Affairs and Education of Indiana University School of Medicine – Northwest	2008	5,550(11)	*

* Under 1% of outstanding shares.

(1)

For each individual disclosed in the table above, the figures in this column are based on 3,463,136 shares of common stock issued and outstanding as of March 20, 2020, plus the number of shares of common stock each such individual has the right to acquire on or within 60 days after March 20, 2020, computed in accordance with Rule 13d-3(d)(1) under the Exchange Act.

(2)	For further information regarding the beneficial ownership of these shares, see “Security Ownership by Certain Beneficial Owners and Management” beginning on page 3.
(3)

Includes 2,309 shares held jointly with Dr. Fesko’s spouse, and 477 shares of restricted stock over which Dr. Fesko has voting but not dispositive power, and 62 shares purchased through the Dividend Reinvestment Plan.

(4)

Includes 600 shares held in Ms. Garza’s individual retirement account and 498 shares of restricted stock over which Ms. Garza has voting but not dispositive power, and 6 shares purchased through the Dividend Reinvestment Plan.

(5)	Includes 388 shares of restricted stock over which Mr. Johnson has voting but not dispositive power, and 3 shares purchased through the Dividend Reinvestment Plan.
(6)

Includes 7,991 shares held jointly with Mr. Krupinski’s spouse, 1,000 shares held in Mr. Krupinski’s 401(k) for which Mr. Krupinski has voting and dispositive power, and 585 shares of restricted stock over which Mr. Krupinski has voting but not dispositive power, and 220 shares purchased through the Dividend Reinvestment Plan.

(7)	Includes 605 shares of restricted stock over which Dr. Puntillo has voting but not dispositive power.
(8)

Includes 5,517 shares held jointly with Mr. Wieser’s spouse, and 632 shares of restricted stock over which Mr. Wieser has voting but not dispositive power, and 194 shares purchased through the Dividend Reinvestment Plan.

(9)

Includes 36,512 shares held jointly with Mr. Furticella’s spouse, 25,326 shares held in Mr. Furticella’s individual retirement account, 1,439 shares held by Mr. Furticella’s spouse in her individual retirement account, and 647 shares of restricted stock over which Mr. Furticella has voting but not dispositive power.

(10)

Includes 462 shares of restricted stock over which Mr. Gorelick has voting but not dispositive power, 47,808 shares held in Mr. Gorelick’s individual retirement account, 882 shares held by Mr. Gorelick’s spouse in her individual retirement account, and 1,460 shares owned as custodian for Mr. Gorelick’s children.

(11)

Includes 4,945 shares held jointly with Dr. Han’s spouse and 600 shares of restricted stock over which Dr. Han has voting but not dispositive power, and 5 shares purchased through the Dividend Reinvestment Plan.

Each of the Bancorp’s directors and director nominees has particular experience, qualifications, attributes, and skills that qualify him or her to serve as a director of the Bancorp. These particular attributes are set forth below for each such director or director nominee.

(Nominees for Class II Directors – Term expiring at annual meeting of shareholders in 2023)

●

Benjamin J. Bochnowski currently serves as President and Chief Executive Officer of the Bancorp. Mr. Bochnowski joined the Bancorp in 2010, became Executive Vice President and Chief Operating Officer of the Bancorp in 2013, was promoted to President and Chief Operating Officer in 2015, and became the Chief Executive Officer in 2016. He is a Director and member of the Executive Committee of the Indiana Bankers Association, and serves on the Membership Committee of the American Bankers Association. He also serves on the Board of Directors of One Region, a non-profit business organization focused on population growth. Mr. Bochnowski volunteers with the Volunteer Income Tax Assistance (VITA) Program for low-income individuals, and has been a mentor for the Entrepreneurship Boot Camp for Veterans at Purdue University.

●

Donald P. Fesko, O.D., FACHE, is the President and Chief Executive Officer of Community Foundation of Northwest Indiana, a position he has held since 2016. Prior to that, he served as Chief Executive Officer of Community Hospital from 2005 to 2016. Dr. Fesko has significant health care expertise, and is active in the Bank’s communities. These attributes are of value to the Bancorp in offering Bank products and services to the health care industry and to other Bank customers. He also served on a compensation committee for the Community Foundation of Northwest Indiana, bringing him expertise of value to his service as the Chair of the Compensation and Benefits Committee, and as a member of the Nominating and Corporate Governance Committee and the Strategic Planning Committee.

●

Danette Garza, J.D., CPA, served as Probate Commissioner for the Lake County Superior Court from 2013 to 2017. In 2015, she took ownership of Jack Gray Transport Logistics Network, Inc., a bulk and break bulk hauler and stevedore operation located in Gary, Indiana. She is a certified public accountant as well as a licensed attorney specializing in corporate, estate planning, and elder law. She brings to the Board financial expertise and strong business acumen. The Board draws on her professional strengths and civic involvement as resources to help with the Bancorp’s strategic direction and capitalize on strategic opportunities of the Bancorp. She is a member of the Wealth Management Committee, the Strategic Planning Committee, the Risk Management Committee, and the Nominating and Corporate Governance Committee.

●

Robert E. Johnson, III, currently is the President and Chief Executive Officer of Cimcor, Inc., a position he has held since 1997. Cimcor, Inc. develops cutting edge IT security software to enable companies to maintain IT system integrity, take immediate action to change, and meet compliance regulations. Prior to Cimcor, Mr. Johnson was the manager of business systems for Kvaerner Metals and Manager of Process Automation & Control for Davy McKee Corporation. Mr. Johnson was appointed Vice-Chairman of the board of directors for The Methodist Hospitals in 2018. He has been a member of The Methodist Hospitals board since 2009 and is currently the Chair of the Finance Committee, a position he has held since 2015. Mr. Johnson is a member and the former Chairman of the board of directors of the Legacy Foundation. He is also a member of the board of IV Diagnostics, a biotech company. Mr. Johnson’s cyber security and information technology knowledge and record of community engagement and entrepreneurship add strong expertise and value to the Bancorp’s oversight responsibilities and community banking efforts. Mr. Johnson’s experience, as described above, assists in his role as the Chair of the Risk Management Committee, and as a member of the Strategic Planning Committee and the Nominating and Corporate Governance Committee.

(Class III Directors – Term expiring at annual meeting of shareholders in 2021)

●

David A. Bochnowski is the Executive Chairman of the Bancorp, a position he has held since 2016. Mr. Bochnowski was previously the Chief Executive Officer of the Bancorp for 35 years and has 43 years of banking experience. He has an in-depth knowledge of the Bancorp and its subsidiaries having managed the growth and operations of the companies through numerous business cycles. An attorney with experience in federal laws and regulations applicable to the industry, he has also been actively involved in national and state issues impacting the community banking industry. He maintains a high profile in business and not for profit community activities throughout Northwest Indiana. Mr. Bochnowski also serves as the Chair of the Executive Committee.

●

Kenneth V. Krupinski, CPA (Inactive), is the retired past President of an accounting firm and was a CPA for 43 years. He is also actively involved in the Bank’s community. Mr. Krupinski’s extensive accounting background enables him to provide value to the Board in his role as the Board’s audit committee financial expert, as the Chair of the Nominating and Corporate Governance Committee, and as a member of the Bancorp’s Risk Management Committee, the Executive Committee, the Strategic Planning Committee, and the Wealth Management Committee.

●

Anthony M. Puntillo, D.D.S., M.S.D., founded Puntillo and Crane Orthodontics, PC, a dental specialty practice with multiple locations in Northwest Indiana, in 1994. He is the co-owner and managing partner of the practice. He also serves as the current President-Elect of the Great Lakes Association of Orthodontists and is a member of various orthodontics associations. He is professionally active in the Bank’s communities. His experience and profile assist the Bancorp and the Bank with their business lending strategies. He serves as Chair of the Strategic Planning Committee, and is a member of the Compensation and Benefits Committee, the Executive Committee, the Nominating and Corporate Governance Committee, and the Risk Management Committee.

●

James L. Wieser, J.D., is an attorney with over 47 years of experience. He concentrates his practice in the areas of real estate development and the representation of small businesses. This experience assists the Bancorp and the Bank in their real estate and small business lending. He has also served on several audit and risk management committees of not-for-profit organizations. He serves as a member of the Compensation and Benefits Committee, the Executive Committee, the Strategic Planning Committee, the Nominating and Corporate Governance Committee, and the Wealth Management Committee.

(Class I Directors – Term expiring at annual meeting of shareholders in 2022)

●

Edward J. Furticella, CPA (Inactive), served as Chief Financial Officer of the Bank from 1995 to 2004. Prior to that time, he served as Controller of the Bank. He earned his CPA license in 1992. He is a Professor Emeritus of Accounting at Purdue University Northwest, having previously served as Clinical Professor, Department Head, Quantitative Business Studies and Director of the Master of Accountancy Program. He is currently an Adjunct Instructor of Accounting at Florida Gulf Coast University. This accounting background and experience enables him to provide valuable service to the Bancorp, including with respect to analyzing the Bancorp’s operating results, financial condition, and financial budgets. This experience assists him in his role as a member of the Risk Management Committee, the Executive Committee, the Nominating and Corporate Governance Committee, and the Strategic Planning Committee.

●

Joel Gorelick served as President and Chief Operating Officer of the Bancorp until January 2013 when he retired, and has over 40 years of banking experience including retail and commercial banking. He is a Director and Chairman of the Audit Committee of the Indiana Economic Development Corporation and a Charter Chairman Emeritus of the Lake County Economic Alliance, Inc. He has detailed knowledge of commercial lending facilities as well as the intricacies of daily banking operations. His expertise has been utilized as an instructor for educational seminars offered by the Indiana Bankers Association. He has a high profile within the community and is active in numerous community activities. This experience assists him in his role as a member of the Strategic Planning Committee and the Executive Committee.

●

Amy W. Han, Ph.D., completed a Ph.D. in counseling/clinical psychology from the University of Notre Dame in 2003. Prior to graduate work, Dr. Han worked as a management consultant in the areas of human resource management and strategic management with Norrell Services and AT&T in Chicago. She currently serves as the Director for Clinical Affairs and Education at the Northwest campus of Indiana University School of Medicine. Dr. Han lends expertise to the Board in the human resources management and strategic management areas. She brings leadership skills and the ability to help individuals achieve their goals to the Board of Directors. She is also very knowledgeable about the means and methods of providing good customer service to individuals in Northwest Indiana and greater Chicagoland. Dr. Han also serves on several local boards. This experience assists her in her role as the Chair of the Wealth Management Committee, and as a member of the Compensation and Benefits Committee, the Nominating and Corporate Governance Committee, and the Executive Committee.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote “FOR” the Class II Director nominees set forth above. Proxies solicited by the Board will be so voted, unless shareholders specify otherwise on their proxy cards.

Corporate Governance

Director Independence

All of the directors except David A. Bochnowski, Benjamin J. Bochnowski, and Joel Gorelick meet the standards for independence of Board members set forth in the Listing Standards for the NASDAQ Stock Market. Directors David Bochnowski and Benjamin Bochnowski are not independent because they are employees of the Bancorp. Mr. Gorelick is not independent because he has served as an employee of the Bancorp in the last three years. Moreover, all of the members of the Bancorp’s Risk Management Committee, Compensation and Benefits Committee, and Nominating and Corporate Governance Committee meet the independence standards applicable to those committees.

The Board of Directors of the Bancorp considers the independence of each of the directors under the Listing Standards of the NASDAQ Stock Exchange, which for purposes of determining the independence of the Risk Management Committee members also incorporate the standards of the Securities and Exchange Commission (the “SEC”) included in Reg. § 240.10A-3(b)(1). Among other things, the Board considers current or previous employment relationships as well as material transactions or relationships between the Bancorp or its subsidiaries and the directors, members of their immediate family, or entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.

The Board evaluates, from time to time as appropriate, whether the same individual should serve as Chairman of the Board and Chief Executive Officer or whether these positions should be held by different individuals, based on what the Board considers to be in the best interests of the Bancorp and its shareholders. In this regard, David A. Bochnowski serves as Executive Chairman of the Board of the Bancorp, and Benjamin J. Bochnowski serves as the Chief Executive Officer of the Bancorp while also serving as a member of the Board.

The Board believes that the Bancorp’s present leadership structure is appropriate for the Bancorp, as it provides an appropriate balance between the two roles of Chairman and Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction for the Bancorp and the day-to-day leadership and performance of the Bancorp, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. Thus, the Board believes that the current structure balances the need for the Chief Executive Officer to run the Bancorp on a day-to-day basis with the benefit provided to the Bancorp by involvement of an experienced member of the Board who has significant historical experience with the Bancorp and its business. In the past, the Board has determined to permit the same individual to serve as both Chief Executive Officer and Chairman of the Board, and it may do so again in the future.

Moreover, the Bancorp receives active and effective management and oversight of the Bancorp’s operations by the Board’s independent directors. The Bancorp’s Risk Management, Nominating and Corporate Governance, and Compensation and Benefits Committees are comprised solely of independent directors. In this regard, the Board evaluates its board leadership structure and corporate governance practices from time to time as appropriate, including whether to appoint a lead independent director to, among other things, facilitate the consideration of matters and actions taken by the non-employee, independent directors. In this connection, the Board may in the future appoint a lead independent director if the Board determines that doing so is advisable and in the best interests of the Bancorp and its shareholders.

Meetings of the Board of Directors

During the fiscal year ended December 31, 2019, the Board of Directors of the Bancorp met or acted by written consent 15 times. No director attended fewer than 80% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of the Bancorp held while he or she served as director and of meetings of committees on which he or she served during that fiscal year.

Board Committees

The Board of Directors has appointed an Executive Committee, composed of Directors David Bochnowski (Chairman), Gorelick (Vice Chair), Benjamin Bochnowski, Furticella, Han, Krupinski, Puntillo, and Wieser. The Executive Committee is authorized to exercise the powers of the Board of Directors between regular Board meetings, except with respect to the declaration of dividends and other extraordinary corporate transactions. During the year ended December 31, 2019, the Executive Committee held 17 meetings.

The Board of Directors has a Nominating and Corporate Governance Committee, which currently consists of Directors Krupinski (Chair), Han (Vice Chair), Fesko, Furticella, Garza, Johnson, Puntillo, and Wieser. The Board of Directors has adopted a written Charter of the Nominating and Corporate Governance Committee, a copy of which is available on the Bancorp’s website at www.ibankpeoples.com. The primary functions of the Nominating and Corporate Governance Committee are to retain and terminate any search firm to be used to identify director candidates; to assess the need for new directors; to review and reassess the adequacy of the Bancorp’s Corporate Governance Guidelines and recommend any proposed changes to the Board for approval; to lead the Board in its annual review of the Board’s performance and report its findings to the Board; to recommend to the Board director nominees for each committee of the Bancorp; to review and reassess the adequacy of its written charter; and to annually review its own performance. The Nominating and Corporate Governance Committee identifies potential nominees for director based on specified objectives in terms of the composition of the Board, taking into account such factors as areas of expertise and geographic, occupational, gender, race, and age diversity. The Nominating Committee assesses the effectiveness of its efforts to have a diverse Board of Directors by periodically reviewing the current Board members for geographic, occupational, gender, race, and age diversity. Nominees will be evaluated on the basis of their experience, judgment, integrity, ability to make independent inquiries, understanding of the Bancorp, and willingness to devote adequate time to Board duties. Directors are permitted to serve on the Board until they reach the age of 76, at which time they are required to retire. During the year ended December 31, 2019, the Nominating and Corporate Governance Committee held five meetings.

The Nominating and Corporate Governance Committee also will consider director candidates recommended by the Bancorp’s shareholders. A shareholder who wishes to nominate an individual as a director candidate at next year’s annual meeting of shareholders, rather than recommend the individual to the Board as a potential nominee, must comply with the advance notice requirements described under “Shareholder Proposals.”

The Board of Directors has appointed a Risk Management Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, which is composed of Directors Johnson (Chairman), Garza (Vice Chair), Furticella, Krupinski, and Puntillo. The Board of Directors has determined that all of the members of the Risk Management Committee are “audit committee financial experts,” as that term is defined in the Exchange Act.

The Risk Management Committee functions as the Bancorp’s liaison with its external auditors and reviews audit findings presented by the Bancorp’s internal auditor. The Risk Management Committee, along with the external auditors and internal auditor, monitors controls for material weaknesses and/or improvements in the audit function. The Risk Management Committee also monitors or, if necessary, establishes policies designed to promote full disclosure of the Bancorp’s financial condition. The Board of Directors has adopted a written Charter for the Risk Management Committee, a copy of which is available on the Bancorp’s website at www.ibankpeoples.com. During the year ended December 31, 2019, the Risk Management Committee held four meetings.

The Board of Directors has appointed a Compensation and Benefits Committee composed of Directors Fesko (Chairman), Puntillo (Vice Chairman), Han, and Wieser. The Compensation and Benefits Committee is responsible for reviewing, determining, and establishing the compensation of directors and (as the Bank’s Compensation and Benefits Committee) the salaries, bonuses, and other compensation of the executive officers of the Bank. The Board of Directors has adopted a written charter for the Compensation and Benefits Committee, a copy of which is available on the Bancorp’s website at www.ibankpeoples.com. During the year ended December 31, 2019, the Compensation and Benefits Committee held five meetings. For 2019, the Compensation and Benefits Committee worked with Meridian Compensation Partners, LLC, an independent executive compensation consultant (“Meridian”), to assess total compensation for executive officers, and considered surveys provided by the American Bankers Association (Compensation & Benefits Survey Report), IBA/Crowe LLP (Bank Compensation Survey), Compdata Surveys (Banking and Finance Survey), and McLagan Survey (Regional Community Banks), in determining the executive compensation and director compensation.

The Board of Directors has appointed a Strategic Planning Committee composed of Directors Puntillo (Chairman), Fesko (Vice Chairman), Furticella, Garza, Gorelick, Johnson, Krupinski, and Wieser. The Committee is responsible for monitoring activity, approving initiatives, reviewing reports, and recommending strategies relating to interest rate risk (IRR), liquidity management, investment portfolio activity, capital management, business planning, and technology investments. During the year ended December 31, 2019, the Strategic Planning Committee held four meetings.

The Board of Directors has appointed a Wealth Management Committee composed of Directors Han (Chair), Wieser (Vice Chair), Garza, and Krupinski. The primary function of the Wealth Management Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by monitoring the functioning of the Wealth Management Group. The Committee also provides oversight to assist in its compliance with all applicable laws, rules, regulations, and internal policies of the Bank. During the year ended December 31, 2019, the Wealth Management Committee held four meetings.

Risk Oversight

The Board of Directors plays an active role in the oversight of credit risk, operational risk, liquidity risk, and similar risks of the business of the Bancorp. It performs this role primarily through its Committee structure. The Risk Management Committee of the Bancorp has oversight responsibilities with respect to financial information of the Bancorp, the systems of internal controls established by management and the Board, and risk management, accounting and financial reporting processes. Members of the Risk Management Committee have the opportunity to communicate as needed with the chief executive officer, chief financial officer, general counsel, internal auditor, compliance officer and loan review officer of the Bank as well as the Bancorp’s outside auditor and other directors of the Bancorp. The Committee also is authorized to retain independent counsel and accountants to the extent deemed necessary to assist with its risk oversight responsibilities. In addition, the Compensation and Benefits Committee evaluates the compensation programs of the Bancorp to ensure that they do not create incentives among management employees to take undue risks. The Bank also has a Strategic Planning Committee that, among other things, monitors risks relating to liquidity, investments, and interest rate risk.

Communications with Directors

The Board of Directors of the Bancorp has implemented a process whereby shareholders may send communications to the Board’s attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to NorthWest Indiana Bancorp, Board of Directors, c/o Corporate Secretary, 9204 Columbia Avenue, Munster, Indiana 46321. The Corporate Secretary of the Bancorp has been instructed by the Board to promptly forward all such communications to the specified addressees thereof. All of the Bancorp’s directors then in office attended the Annual Meeting of Shareholders held on April 25, 2019.

Code of Ethics

The Bancorp has adopted a Code of Business Conduct and Ethics (the “Ethics Code”) that applies to all of the Bancorp’s directors, officers, and employees, including its principal executive officer, principal financial officer, principal accounting officer, and controller. The Ethics Code is posted on the Bancorp’s website at www.ibankpeoples.com. The Bancorp intends to disclose any waivers of the Ethics Code for directors or executive officers of the Bancorp and any amendments to the Ethics Code by posting such waivers and amendments on its website.

Executive Compensation

The following table presents information for compensation awarded to, earned by, or paid to the Named Executive Officers for 2018 and 2019:

Summary Compensation Table for 2019

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David A. Bochnowski	2019	$275,671	$44,827	$89,654	$72,480	$482,632
Executive Chairman of the Board	2018	$255,852	$24,440	$53,462	$55,651	$389,405

Benjamin J. Bochnowski	2019	$346,784	$56,977	$113,954	$49,280	$566,995
President and Chief Executive Officer	2018	$319,815	$30,550	$66,827	$33,854	$451,046

Robert T. Lowry	2019	$228,925	$36,545	$60,908	$35,606	$361,984
Executive Vice President, Chief Financial Officer and Treasurer	2018	$214,817	$20,522	$35,913	$30,503	$301,755

Leane E. Cerven	2019	$215,816	$34,452	$48,233	$34,604	$333,105
Executive Vice President, General Counsel, and Secretary	2018	$202,534	$19,347	$33,857	$28,268	$284,006

Todd M. Scheub	2019	$231,145	$36,899	$61,498	$37,217	$366,758
Executive Vice President, Chief Banking Officer	2018	$216,920	$20,721	$36,261	$25,538	$299,440

(1)	Includes any amounts earned but deferred, including amounts deferred under the Bank’s 401(k) Plan. Executive officers of the Bancorp who serve as directors do not receive director fees.

(2)

The amount reflected in this column is the aggregate grant date fair market value of stock awards calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 13 to the Bancorp’s audited financial statements for the fiscal year ended December 31, 2019, included in the Bancorp’s Annual Report on Form 10-K for 2019, and in footnote 13 to the Bancorp’s audited financial statements for the fiscal year ended December 31, 2018, included in the Bancorp’s Annual Report on Form 10-K for 2018.

(3)

For 2019, the amounts in this column represent the dollar value of all amounts earned in respect of services performed during 2019 upon the satisfaction of specified performance criteria pursuant to the Bancorp’s 2019 Executive Annual Incentive Plan (the “Executive Incentive Plan”), whether or not paid to the Named Executive Officer. For a description of the Executive Incentive Plan, see “2019 Executive Annual Incentive Plan” beginning on page 15 below. Based on 2019 performance, cash incentives were paid under the Executive Incentive Plan to Messrs. D. Bochnowski, B. Bochnowski, Lowry, and Scheub, and Ms. Cerven in the amounts of $89,654, $113,954, $60,908, $61,498, and $48,233, respectively.

(4)

“All Other Compensation” includes contributions of the Bank made under its Profit Sharing Plan on behalf of Messrs. D. Bochnowski, B. Bochnowski, Lowry, and Scheub and Ms. Cerven of $19,297, $19,600, $16,025, $16,180, and $15,107 for 2019, respectively. Such amount also includes, for the personal benefit of the officers, Split Dollar Plan Life Insurance benefits on their lives in the amounts of $1,991, $79, $145, $100, and $261 for 2019 for Messrs. D. Bochnowski, B. Bochnowski, Lowry, and Scheub and Ms. Cerven, respectively. Such amount also includes dividends paid on restricted stock awards to Messrs. D. Bochnowski, B. Bochnowski, Lowry, Scheub and Ms. Cerven in the amounts of $3,666, $6,450, $2,216, $3,980, and $2,151 for 2019, respectively. Mr. D. Bochnowski’s amount for 2019 also includes premiums of $33,532 paid by the Bank for disability insurance and term life insurance on Mr. D. Bochnowski’s life pursuant to his employment agreement described below. Mr. B. Bochnowski’s amount for 2019 also includes a credit in the amount of $4,675 under the Bank’s Unqualified Deferred Compensation Plan. Such amount also includes the following perquisites provided to the Named Executive Officers for 2019: D. Bochnowski – auto expenses ($4,726), phone expenses ($1,371), medical claims ($5,598) and club dues ($2,300); B. Bochnowski – auto expenses ($11,688), vacation payout ($2,654), phone expenses ($1,371) and medical claims ($821); R. Lowry – auto expenses ($10,625), vacation payout ($3,404) and phone expenses ($1,371); L. Cerven – auto expenses ($10,101), vacation payout ($2,407), phone expenses ($1,371) and medical claims ($1,400); and T. Scheub – auto expenses ($7,826), vacation payout ($6,015), and phone expenses ($1,371).

2015 Stock Option and Incentive Plan

The Board of Directors adopted the 2015 Stock Option and Incentive Plan (the “2015 Plan”) on February 27, 2015, and the plan was approved by our shareholders at the 2015 annual meeting of shareholders. The 2015 Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) restricted stock; (4) unrestricted stock; and (5) performance shares or performance units. Awards may be granted singly or in combination as determined by the Compensation and Benefits Committee. Employees, directors, and consultants of the Bancorp or its subsidiaries are eligible to participate in the 2015 Plan. The number of shares reserved for issuance under the 2015 Plan is 250,000 shares. Shares issued under the 2015 Plan may be authorized but unissued shares or treasury shares. As of March 20, 2020, 38,398 shares of restricted stock and no incentive stock options were outstanding under the 2015 Plan.

The Board may at any time terminate or amend the 2015 Plan, subject to certain rights of participants with respect to any outstanding awards. No amendments to the 2015 Plan will require shareholder approval unless such approval is required to comply with Rule 16b-3 under the Exchange Act, Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or the rules of any applicable stock exchange or quotation system. Unless previously terminated by the Board, no awards may be made under the 2015 Plan after April 24, 2025.

The purpose of the 2015 Plan is to advance the interests of the Bancorp’s shareholders by enhancing the Bancorp’s ability to attract, retain, and motivate persons who are expected to make important contributions to the Bancorp and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Bancorp’s shareholders. Subject to the terms of the 2015 Plan, the Compensation and Benefits Committee of the Bancorp’s Board of Directors has the sole authority to administer the 2015 Plan, including without limitation, selecting participants, determining the terms of the awards to be granted, establishing rules and procedures to administer the plan, and interpreting the plan. Each of the members of the Compensation and Benefits Committee is a “non-employee director” as provided under Rule 16b-3 of the Exchange Act.

Stock options granted under the 2015 Plan are exercisable in one or more installments in the manner and at the time or times specified by the Compensation and Benefits Committee. No incentive stock option may be exercised more than 10 years after the grant date (or, in the case of a holder of 10% or more of the Bancorp’s voting stock, five years). Non-qualified options may be exercised during such period as the Compensation and Benefits Committee determines at the time of grant. The exercise price of an incentive stock option will not be less than 100% of the fair market value of the common stock on the option’s grant date (or 110% of such value in the case of a holder of 10% or more of the Bancorp’s voting stock). The Compensation and Benefits Committee will establish the exercise price of non-qualified options at the time the options are granted that is no less than the fair market value of the stock on the grant date. Options granted under the 2015 Plan will be adjusted for certain capital changes, such as stock splits and stock dividends. To exercise an option, the participant must provide written notice to the Bancorp. The option price may, in the sole discretion of the Compensation and Benefits Committee, be paid by a participant in cash or shares of common stock owned by the participant for at least six months or any combination thereof. The 2015 Plan authorizes the Compensation and Benefits Committee to grant stock appreciation rights (“SARs”) independently of, or in tandem with, a stock option. Proceeds from SAR exercises are paid in shares of common stock, in cash, or a combination thereof, in the discretion of the Compensation and Benefits Committee.

The Compensation and Benefits Committee may grant awards of restricted stock, subject to forfeiture provisions and transfer restrictions as the committee determines. Pending the lapse of these forfeiture provisions and transfer restrictions, the grantee generally has all the rights of a shareholder, including the right to vote the shares and the right to receive all dividends thereon. The Compensation and Benefits Committee may condition the vesting of restricted stock on the attainment of specified performance goals. While restricted stock is subject to forfeiture and transfer restrictions, the 2015 Plan does not set forth any minimum or maximum duration for such provisions. The Compensation and Benefits Committee has the authority to accelerate or remove forfeiture provisions and transfer restrictions on the restricted stock prior to the expiration of the restriction period. If the grantee ceases to be employed by the Bancorp for any reason other than death, disability, or retirement prior to the lapse of the restrictions, the unvested portion of the restricted stock will be returned to the Bancorp. In the event of death, disability, or retirement prior to the expiration of the restrictions, a ratable portion of the restricted stock will become fully vested.

The Compensation and Benefits Committee also may award shares of common stock to participants without restrictions or payment therefor as consideration for service to the Bancorp or other reasons as the Compensation and Benefits Committee determines appropriate. Additionally, the Compensation and Benefits Committee may grant awards of performance shares or performance units which may be earned by a participant, in whole or in part, if certain goals established by the Compensation and Benefits Committee (including net income, operating income, return on equity or assets, earnings per share, cash flow, cost control, share price, revenues, market share, and total return to shareholders) are achieved over a designated period of time. The Compensation and Benefits Committee has the discretion to satisfy a participant’s performance shares or performance units by delivery of cash, common stock, or any combination thereof.

In general, if the employment of a recipient of restricted stock is involuntarily terminated within 18 months following a “change in control” (as defined in the 2015 Plan) of the Bancorp, the forfeiture provisions and transfer restrictions applicable to such stock lapse and the stock will become fully vested. If the employment of a recipient of performance shares or performance units is involuntarily terminated within 18 months following a change in control, the recipient will be entitled to a pro rata payment with respect to such award to the same extent as if the recipient died or became disabled, subject to compliance with certain provisions of the Code. For purposes of the foregoing, a “change in control” includes a person or persons acquiring 25% or more of the Bancorp’s outstanding shares, a transaction resulting in the current directors of the Bancorp ceasing to constitute a majority of the Board, and shareholder approval of a transaction in which the Bancorp ceases to be an independent publicly-owned entity or in which the Bancorp sells all or substantially all of its assets.

2019 Executive Annual Incentive Plan

The Board of Directors adopted the Executive Incentive Plan on October 27, 2017, acting upon the recommendation of the Compensation and Benefits Committee. The Executive Incentive Plan is designed to use a target bonus framework, with a target bonus established for each participant at the beginning of the year. Payouts are determined as a percentage of the target opportunity based on performance relative to criteria established at the beginning of the year. Awards under the Executive Incentive Plan are made in the form of both cash bonuses and grants of time-based restricted stock. All awards of restricted stock under the Executive Incentive Plan were granted pursuant to the 2015 Plan. All of the Bancorp’s executive officers are eligible to participate in the Executive Incentive Plan.

For the cash bonus component of the Executive Incentive Plan, the plan uses a target bonus framework and provides for payouts at, above, or below target based on the Bancorp’s results of return on assets, earnings per share growth, and efficiency ratio. The Compensation and Benefits Committee may modify payouts up or down based on strategic and individual goals, as well as defined risk criteria. Threshold and maximum performance levels are set for each measure and can result in payouts ranging from 35% to 125% of target. Initial target award opportunities are 30% of base salary for the Executive Chairman and CEO, and 20% to 25% of base salary for all other executive officer participants. Performance criteria and weightings are established annually at the beginning of each year by the Compensation and Benefits Committee.

For the equity award component of the Executive Incentive Plan, executive officer participants are eligible to receive annual grants of time-based restricted stock. The performance goals for the equity component are the same as those for the cash bonus component. Grant targets are within a range of 10-15% of base salary, and the incentive can be adjusted based on actual results as compared to budget and other factors deemed relevant to the Compensation and Benefits Committee. For 2019, the Compensation and Benefits Committee set the target long-term equity incentive opportunity at 15% of base salary. Grants under the Executive Incentive Plan become fully vested three years from the grant date of the award.

Employees’ Savings and Profit Sharing Plan

The Bank maintains an Employees’ Savings and Profit Sharing Plan and Trust for all employees who meet the plan qualifications. The Profit Sharing Plan is a defined contribution plan and employees are eligible to participate in the Profit Sharing Plan on January 1st or July 1st next following the completion of one year of employment, the attainment of age 18, and completion of 1,000 hours of employment. The plan is administered by a third party and employees direct their individual investments into any of several investment options including repurchase agreements at the Bank and the Bancorp’s shares purchased on the open market. Employees eligible for the Profit Sharing Plan may redirect their investments at any time.

Contributions to the Profit Sharing Plan are discretionary, made by the Bank and are non-contributory on the part of the employees. All contributions are also subject to review by the Compensation and Benefits Committee and approval by the Board. Profit sharing contributions made by the Bank and earnings credited to the employee’s account vest on the following schedule: two years of service, 40% of contributions and earnings; three years of service, 60% of contributions and earnings; four years of service, 80% of contributions and earnings; and five years of service, 100% of contributions and earnings. Participants also become 100% vested in the employer contributions and accrued earnings in their account upon their death, approved disability, or attainment of age 65 while employed at the Bank.

The Profit Sharing Plan is open to all eligible employees and the Bank contributes a percentage of each employee’s profit sharing wages. Consistent with the objectives of the Bancorp’s executive compensation program, contributions to the plan may increase or decrease based upon the return on assets of the Bancorp. The Board has approved and the Compensation and Benefits Committee monitors the formula for plan contributions. For the fiscal year ending December 31, 2019, the plan contributed 7% of each eligible employee’s profit sharing wages as a result of the Bancorp’s 2019 performance. This compares to 7% for the fiscal year ended December 31, 2018.

The Employees’ Savings Plan feature allows employees to make pre-tax contributions to the Plan, subject to the limitations imposed by Section 401(k) of the Code. Employees are eligible to participate in the Employees’ Savings Plan on the first day of the month next following the completion of 90 days of employment and the attainment of age 18. Participants electing pre-tax contributions are always 100% vested in their contributions and the earnings on their investments. Participants can also borrow from their pre-tax contributions pursuant to meeting the requirements of the Code, using their account as collateral.

Based upon the Bank’s return on assets for the respective years, $953,099 (including forfeitures of $2,397) was contributed to the Profit Sharing Plan for the year ended December 31, 2019, and $725,396 (including forfeitures of $22,200) was contributed to the Profit Sharing Plan for the year ended December 31, 2018. For 2019, Mr. David Bochnowski’s Profit Sharing Plan account was credited with $19,297, compared to $19,250 for 2018; Mr. Benjamin Bochnowski’s Profit Sharing Plan account was credited with $19,600 compared to $19,250 for 2018; Mr. Lowry’s account was credited with $16,025 and $15,260 for such years; Ms. Cerven’s account was credited with $15,107 and $14,360 for such years; and Mr. Scheub’s account was credited with $16,180 and $15,408 for such years. The contributions made on behalf of executive officers named in the Summary Compensation Table are included in that table under the column “All Other Compensation.”

Group Medical and Insurance Coverage

Group medical and insurance coverage is a customary and competitive employment practice in the community banking industry. The Bank provides a selection of group medical insurance benefits for all full-time employees with employees selecting the type of coverage. The Bank encourages participation in a wellness program by providing a larger premium subsidy for employees who elect a wellness plan. For single employee coverage, the Bank pays 70% for plans with wellness and 60% without. For employees with dependents, the Bank pays 65% and 55%, respectively. The Bank also provides two separate life insurance and accidental death and dismemberment insurance benefits. All full-time employees receive a life insurance and accidental death and dismemberment insurance benefit equal to one-half of their annual salary the first of the month following 30 days of employment and, once they have completed one year of employment, 1,000 hours of service, and reached their 18th birthday, another life insurance and accidental death and dismemberment insurance benefit is provided on the first of the year following the satisfaction of eligibility requirements that is equal to three times an employee’s salary to a maximum of $500,000.

The Bank’s non-employee directors also are provided the opportunity to receive medical and vision coverage under the Bank’s plan on the same terms as those applicable to employees. Dr. Puntillo, Ms. Garza, Mr. Wieser, and Mr. Gorelick are the only outside directors who have elected such coverage.

BOLI Insurance

The Bank has invested in Bank Owned Life Insurance (BOLI) that insures executive officers, senior vice-presidents, and vice-presidents. A feature of this type of insurance provides a split dollar benefit to each insured that is reviewed by the Compensation and Benefits Committee and approved by the Board. The personal benefit portion of premiums paid for executive officers is indicated in the Summary Compensation Table under the column “All Other Compensation.”

Unqualified Deferred Compensation Plan

The Bank adopted an Unqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) in 1995 due to the Code’s limitation on the amount of contributions a corporation can make on behalf of an employee to a qualified retirement plan. The Deferred Compensation Plan is designed to provide deferred compensation to key senior management employees of the Bank in order to recognize their substantial contributions to building shareholder value and to provide them with additional financial security as an inducement to remain with the Bank. The Compensation and Benefits Committee administers the plan. To be eligible, an employee must hold a key management full time position that significantly impacts the Bank’s operating success.

The Compensation and Benefits Committee selects which persons shall be participants and authorizes the crediting each year of an amount based upon a formula involving the participant’s employer funded contributions under all qualified retirement plans and the limitations imposed by Code subsection 401(a)(17) and Code section 415. In 2019, the maximum compensation level subject to qualified plan limitations was $280,000. The Deferred Compensation Plan provides that following the cessation of employment for any reason, the participant’s account is distributed to the participant or in the event of death, to the designated beneficiary in equal monthly installments over a five-year period unless the Bank’s Board of Directors approves an alternative form of payment at the request of the participant or beneficiary.

Currently, Mr. David Bochnowski and Mr. Benjamin Bochnowski are the only participants in the Deferred Compensation Plan. For the year ended December 31, 2019, the Bank credited $4,675 to Mr. Benjamin Bochnowski’s account under the Deferred Compensation Plan, a match of 7% of his base compensation that exceeded the limitation of the Code. This amount is included in Mr. Benjamin Bochnowski’s compensation in the Summary Compensation Table under “All Other Compensation.” Mr. David Bochnowski did not receive a credit from the Bank as his base contribution did not exceed the limitation of the Code.

Outstanding Equity Awards at Fiscal 2019 Year-End

The following table presents information on restricted stock held by the Named Executive Officers as of December 31, 2019:

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Date of Full Vesting of Stock Awards
Benjamin J. Bochnowski	3,000(2) 500(2) 600(2) 553(3) 710(3)	129,000 21,500 25,800 23,779 30,530	2/6/20 2/5/21 2/1/22 2/9/21 2/4/22
David A. Bochnowski	750(2) 750(2) 450(2) 442(3) 568(3)	32,250 32,250 19,350 19,006 24,424	2/6/20 2/5/21 2/1/22 2/9/21 2/4/22
Robert T. Lowry	350(2) 350(2) 300(2) 371(3) 477(3)	15,050 15,050 12,900 15,953 20,511	2/6/20 2/5/21 2/1/22 2/9/21 2/4/22
Leane E. Cerven	350(2) 350(2) 300(2) 350(3) 450(3)	15,050 15,050 12,900 15,050 19,350	2/6/20 2/5/21 2/1/22 2/9/21 2/4/22
Todd Scheub	300(2) 350(2) 1,500(2) 300(2) 375(3) 482(3)	12,900 15,050 64,500 12,900 16,125 20,726	2/6/20 2/5/21 5/2/21 2/1/22 2/9/21 2/4/22

(1)

The market value of these awards is determined by multiplying the number of shares by the closing market price of the Bancorp’s Common Stock on December 31, 2019 (the last trading day of 2019), which was $45.90 per share.

(2)	Represents shares of time-vested restricted stock that have a five-year cliff-vesting schedule based on continued employment.
(3)	Represents shares of time-vested restricted stock that have a three-year cliff-vesting schedule based on continued employment.

Potential Payments upon Termination or Change in Control

Payments Under Employment Agreements

The Bancorp has entered into agreements that will require the payment of compensation to two Named Executive Officers in the event of their termination of employment, change in responsibilities, or a change-in-control of the Bancorp. These agreements are discussed under the heading “Employment Agreements” below. Furthermore, if an employee is involuntarily terminated within 18 months following a change in control of the Bancorp, any remaining transfer restrictions with respect to stock awards he or she holds will lapse.

NorthWest Indiana Bancorp Executive Change in Control Severance Plan

On October 28, 2019, the Board of Directors of the Bancorp adopted the NorthWest Indiana Bancorp Executive Change in Control Severance Plan (the “Severance Plan”).  The purpose of the Severance Plan is to attract and retain talent and to assure the present and future continuity, objectivity, and dedication of management in the event of any change in control of the Bancorp or the Bank. The participants under the Severance Plan (each, a “Participant”) include any full-time employee of the Bancorp who is a President, Chief Financial Officer, Chief Operating Officer, or Executive Vice President, and any other full-time employee of the Bancorp or the Bank who is recommended by the Chief Executive Officer of the Bancorp to the Compensation and Benefits Committee of the Bancorp’s Board of Directors to be a key employee who should be eligible to participate in the Severance Plan, and who, in each case, has at least three years of continuous employment and as of the date of the occurrence of a change in control does not have a separate written agreement with the Bancorp or the Bank providing for the payment of severance or other compensation following a change in control. As a result, with the exception of David A. Bochnowski and Benjamin J. Bochnowski, all of the Bancorp’s other Named Executive Officers currently are eligible participants in the Severance Plan.

The Bancorp will provide a Participant with the payments and benefits set forth in the Severance Plan if (i) his or her employment is terminated by the Bancorp or the Bank (or any successor) without “cause” (as such term is defined in the Severance Plan) during the period beginning on the first occurrence of a “change in control” (as such term is defined in the Severance Plan) and lasting through the earlier of the Participant’s death, or the 18-month anniversary of the occurrence of the change in control (such period, the “Covered Period”); or (ii) both (A) an event of “good reason” (as such term is defined in the Severance Plan) occurs during the Covered Period, and (B) the Participant terminates his or her employment with the Bancorp or the Bank (or any successor) for such event of good reason within 60 calendar days following the date the Participant provides notice of good reason to the Bancorp (or successor) and after the Bancorp (or successor) has had an opportunity to cure such good reason.

The payments and benefits under the Severance Plan will include: (i) a cash severance payment equal to one times the sum of (A) the Participant’s base salary in effect on the date of termination, or, if greater, in effect on the date of the change in control, plus (B) the greater of the actual annual cash bonus received by the Participant for the calendar year immediately preceding the calendar year in which termination occurs or the annual cash bonus that the Participant would have earned for the entire calendar year in which the termination occurs, at target level; (ii) a lump sum amount equal to 100% of the aggregate annual COBRA premium amounts (based on COBRA rates then in effect) for the medical and dental coverage that was being provided to the Participant and his or her spouse and eligible dependents as of the date of termination; and (iii) a lump sum amount equal to 100% of the annual premiums paid by the Bancorp in respect of the life insurance coverage provided for an active employee similarly situated to the Participant (based upon coverage and rates in effect on the date of the Participant’s termination). The benefits are generally to be paid in a single lump sum, in cash, on the later of the 25th business day following the date of termination, or the fifth business day following the date the release required under the Severance Plan to be executed by the Participant in favor of the Bancorp and the Bank (or successor) becomes effective and irrevocable.

Employment Agreements

Amended and Restated Employment Agreement with David A. Bochnowski

On February 26, 2016, the Bancorp and the Bank entered into an Amended and Restated Employment Agreement (the “Restated Agreement”) with David A. Bochnowski. The Restated Agreement provides that effective April 28, 2016, Mr. Bochnowski will serve as the Executive Chairman of the Bancorp and the Bank for a five-year term and provides for a base salary of $240,000 per year, subject to increases awarded by the Board and possible decreases before a change of control of the Bank based on operating results. Mr. Bochnowski is also entitled to discretionary bonuses, customary fringe benefits, and vacation leave. The Bank will continue to pay the premiums on life insurance policies insuring Mr. Bochnowski providing for current benefits of approximately $1.4 million. As Executive Chairman, Mr. Bochnowski assists the Bancorp and the Bank with their strategic goals and budgeting process, and engages in community and banking activities supporting the mission of the Bancorp and the Bank.

 The Restated Agreement is terminable by the Bank for cause, defined as (i) Mr. Bochnowski’s commission of an act materially and demonstrably detrimental to the Bank or its subsidiaries constituting gross negligence or willful misconduct of Mr. Bochnowski in the performance of his material duties to the Bank or (ii) his conviction of a felony involving moral turpitude.

 If the Restated Agreement terminates because he is discharged for cause, or because of his resignation without Good Reason (as defined below), the Bank is to pay Mr. Bochnowski any amounts owed to him under the Restated Agreement through his date of termination.

 In the event of termination of the Restated Agreement as a result of his death, the Bank is to pay Mr. Bochnowski’s heirs or estate any amounts owed to him under the Restated Agreement through his date of termination. In addition, within 30 days of such date, the Bank is to pay to his heirs or estate a cash lump sum equal to his then-current annual base salary and his most recent annual bonus times the number of years and fractions thereof remaining in the term of the Restated Agreement.

 In the event of termination of the Restated Agreement as a result of his disability, the Bank is to pay Mr. Bochnowski any amounts owed to him under the Restated Agreement through his date of termination. In addition, he will be entitled to a cash bonus equal to his most recent annual bonus, compensation until the end of the term of the Restated Agreement equal to 66% of his current base salary and annual bonus, and continuation of welfare benefits and senior executive perquisites that would have been provided to him had he remained employed during such period (reduced by any disability payments owed to him under the Bank’s disability policies and programs).

 If Mr. Bochnowski is discharged without cause or resigns for Good Reason (defined as the failure to re-elect him as Executive Chairman and as Chairman of the Board of Directors of the Bancorp or the Bank, a substantial diminution in his responsibilities or duties, or a material breach by the Bank of the Restated Agreement), Mr. Bochnowski will be entitled to (1) a cash bonus equal to the most recent annual bonus received by him, (2) a lump sum amount equal to three times his then-current salary and recent annual bonus, (3) continuation for three years of welfare benefits and senior executive perquisites at least equal to those that would have been provided if he remained employed during that period, and (4) a payment required to prefund future premiums on the life insurance policies described above likely to become due prior to the end of the term of the Restated Agreement.

The Restated Agreement provides that if Mr. Bochnowski’s employment terminates for any reason after a change of control of the Bank, Mr. Bochnowski will receive the benefits as provided above, except that unless his benefits would thereby be reduced, the computations will be made by using his most recent annual bonus before the change of control and welfare benefits and senior executive benefits to be continued during the specified period will be provided based on those benefits in effect immediately prior to the change of control of the Bank. In addition, in the event of a change of control, the Bank is to pay to Mr. Bochnowski all future premiums on the life insurance policies on his life expected to become due before the end of the term of the Restated Agreement.

If Internal Revenue Code Section 280G (which generally applies to certain severance payments triggered by a change in control) would cause the payments to be made to Mr. Bochnowski to be subject to an excise tax as imposed by Internal Revenue Code Section 4999, his compensation will be “grossed up” to make him whole with respect to such taxes.

During a period of one year following his termination of employment, Mr. Bochnowski may not solicit or induce any employees or customers of the Bank to leave the Bank.

Employment Agreement with Benjamin J. Bochnowski

On August 1, 2017, the Bancorp and the Bank entered into an Employment Agreement with Benjamin J. Bochnowski, the President and Chief Executive Officer of the Bancorp and the Bank, which was amended pursuant to a First Amendment to Employment Agreement dated July 27, 2018 (as amended, the “Employment Agreement”). Under the Employment Agreement, Mr. Bochnowski will serve as the President and Chief Executive Officer of the Bancorp and the Bank for a base salary of $310,500 per year, subject to increases awarded by the Board of Directors and possible decreases before a change of control of the Bancorp or the Bank based on operating results, or if the Bancorp or the Bank makes similar decreases in the base salaries of its other executive officers. The term of the Employment Agreement is for one year, which will be automatically renewed for additional one-year periods unless written notice of non-renewal is delivered by either party at least 60 days prior to the end of the initial or renewal term. Mr. Bochnowski also is eligible to receive an annual cash performance bonus as may be set by the Board, he is eligible to participate in any equity-based incentive compensation plan or program approved by the Board from time to time, including the Bancorp’s 2015 Plan, and he is entitled to customary fringe benefits and vacation leave. During the term of the Employment Agreement, the Bank will continue to pay the premiums on life insurance policies insuring Mr. Bochnowski providing for current benefits of approximately $671,000.

The Employment Agreement may be terminated by the Bank for “cause,” which is defined in the Employment Agreement as (i) the failure of Mr. Bochnowski to perform his duties under the Agreement (other than failure resulting from incapacity due to physical or mental illness), and the failure constitutes gross negligence or willful misconduct, after written demand from the Board; (ii) Mr. Bochnowski’s commission of an act of malfeasance, dishonesty, fraud, or breach of trust against the Bank or any of its affiliates, employees, customers, or vendors resulting or intended to result in his substantial gain or personal enrichment; or (iii) Mr. Bochnowski’s indictment, conviction, or plea of guilty or no contest to a felony or crime of moral turpitude. The Employment Agreement also will immediately terminate upon Mr. Bochnowski’s death or if he becomes disabled (as defined in the agreement). In addition, the Bank may terminate the agreement without cause upon 30 days prior written notice.

If the Employment Agreement terminates because Mr. Bochnowski is discharged for cause, or because of his resignation without “good reason” (as defined below), or in the event of his disability, the Bank will pay Mr. Bochnowski (i) his unpaid base salary through the date of termination; (ii) any unpaid bonus, incentive compensation, deferred compensation, and other cash compensation accrued as of the date of termination; and (iii) any unused vacation, expense reimbursements, and other cash entitlements due to him as of the date of termination (collectively, the “Accrued Obligations”). Such payments will be made in a lump sum in cash within 30 days after the date of termination, except that any bonus, deferred compensation, or incentive compensation will be paid in accordance with the terms of the relevant plan as applicable to Mr. Bochnowski.

If Mr. Bochnowski is discharged without cause, or resigns for “good reason,” or he resigns without good reason within one year after a change of control of the Bancorp or the Bank, or in the event of his death, then the Bank will pay Mr. Bochnowski, or his heirs or estate as the case may be, (i) the Accrued Obligations; (ii) a lump sum amount equal to 1.5 times his then-current base salary and most recent annual bonus; (iii) continuation for 18 months of welfare benefits and senior executive perquisites at least equal to those that would have been provided if he remained employed during that period; and (iv) the cost of outplacement services.

For purposes of the Employment Agreement, “good reason” is defined as any of the following, which has not been expressly consented to by Mr. Bochnowski in writing: (i) assignment of duties by the Board that are inconsistent with his position, authority, duties, or responsibilities as President and Chief Executive Officer, or any other action by the Bank which results in a substantial diminution of such position, authority, duties, or responsibilities; (ii) a reduction of 10% or more in his then current base salary, unless such reduction is required by law or regulation or is proportionate to a reduction in the base salary of all other executive officers of the Bank; (iii) any failure to re-nominate Mr. Bochnowski as a director of the Bancorp or the Bank, except in connection with or related to the termination of his employment or the expiration of the Employment Agreement; or (iv) any substantial failure by the Bank to comply with any of the provisions of the Employment Agreement; provided that, actions taken by the Board under clause (i) above by reason of Mr. Bochnowski’s inability to perform his responsibilities because of a physical or mental injury or disease will not be deemed “good reason;” provided, further, that, the expiration of the term of the Employment Agreement, or the provision of a notice of non-renewal of the term by either party will not constitute “good reason.”

The Employment Agreement provides that if Mr. Bochnowski’s employment terminates for any reason after a “change of control” (as defined in the agreement) of the Bancorp or the Bank, Mr. Bochnowski will receive the payments as described above, except that unless his benefits would thereby be reduced, the computations will be made by using his most recent annual bonus before the change of control, and the welfare benefits and senior executive benefits to be continued during the specified period will be provided based on those benefits in effect immediately prior to the change of control.

During a period of one year following his termination of employment, Mr. Bochnowski may not solicit or induce any employees or customers of the Bank to leave the Bank. In addition, Mr. Bochnowski is subject to confidentiality provisions protecting the Bancorp’s and Bank’s confidential business information from unauthorized disclosure.

Compensation of Directors for 2019

The following table provides information concerning the compensation paid to or earned by the members of the Bancorp’s Board of Directors (except for Mr. David Bochnowski and Mr. Benjamin Bochnowski, who do not receive director’s fees) for their service as directors for 2019, whether or not deferred:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Donald P. Fesko, O.D., FACHE	27,231	5,759	32,990
Edward J. Furticella	27,231	7,619	34,850
Danette Garza, J.D., CPA(3)	27,231	4,873	32,104
Joel Gorelick(4)	27,231	6,999	34,230
Amy W. Han, Ph.D.	27,231	8,372	35,603
Robert E. Johnson, III	27,231	5,227	32,458
Kenneth V. Krupinski	27,231	8,727	35,958
Anthony M. Puntillo, D.D.S., M.S.D.(5)	27,231	8,594	35,825
James L. Wieser, J.D.(6)	27,231	8,239	35,470

(1)	Information on Messrs. David Bochnowski and Benjamin Bochnowski, who are also directors, is included in the Summary Compensation Table above.
(2)

The amounts reflected in this column represent the aggregate grant date fair value of each stock award calculated in accordance with FASB ASC Topic 718. For restricted stock awards, the grant date fair value is calculated by multiplying the number of shares by the closing price of the Bancorp’s common stock on the grant date. Based on the three-year (2017, 2018, and 2019) moving average for return on assets, return on equity, and percentage increase in earnings per share, the Bancorp made awards under the 2015 Plan on February 7, 2020, of 90 restricted shares with a three-year vest to each of the non-employee directors. Such amounts also include awards under the 2015 Plan on February 7, 2020, of restricted shares with a three-year vest to each of the non-employee directors based on committee chairmanships and additional meeting attendance for 2019: D. Fesko (40 shares); E. Furticella (82 shares); D. Garza (20 shares); J. Gorelick (68 shares); A. Han (99 shares); R. Johnson (28 shares); K. Krupinski (107 shares); A. Puntillo (104 shares); and J. Wieser (96 shares). For a description of the chairmanship and attendance awards, see “Compensation of Directors for 2019” beginning on page 22. The closing price of the Bancorp’s common stock on the grant date was $44.30 per share. See the table on page 5 under the heading “Proposal 1 – Election of Directors” and the footnotes to that table for information regarding the number of shares of common stock held by each current director as of March 20, 2020.

(3)	Ms. Garza elected the Bank’s employee only medical benefit effective September 1, 2013. The Bank’s paid portion of the medical coverage in 2019 was $5,613.

(4)	Mr. Gorelick elected the Bank’s employee and spouse medical benefit effective February 1, 2013. The Bank’s paid portion of the medical coverage in 2019 was $12,705.
(5)	Dr. Puntillo elected the Bank’s family medical benefit, effective May 1, 2013. The Bank’s paid portion of the medical coverage in 2019 was $17,117.
(6)	Mr. Wieser elected the Bank’s family medical benefit effective January 1, 2016. The Bank’s paid portion of the medical coverage in 2019 was $17,117.

The Compensation and Benefits Committee is responsible for approving, subject to review by the Board of Directors as a whole, the compensation program for our non-employee directors. In that function, the Compensation and Benefits Committee considers market and peer company data regarding director compensation and evaluates the Bancorp’s director compensation practices in light of that data and the characteristics of the Bancorp as a whole, with the assistance of its independent compensation advisor.

Under the director compensation program in place for 2019, each non-employee director receives an annual cash fee of $27,231. Total cash fees paid to directors for the year ended December 31, 2019, were $245,079 in the aggregate. In 2019, the Board, acting upon the recommendation of the Compensation and Benefits Committee and after reviewing the Bancorp’s performance, approved a 3% increase in the annual cash fees paid to directors.

Under the Bancorp’s 2019 director compensation program, each non-employee director who serves as the chair of a committee also receives a grant of restricted stock with a grant date fair value equal to $2,500. In April of 2019, the committee chair positions were reassigned and each non-employee director who served as a chair of a committee prior to and after the reassignment date received a pro-rated grant of shares of restricted stock. In addition, each non-employee director who attends more than four meetings a year receives a grant of restricted stock in an amount equal to the product of the number of meetings attended in excess of four multiplied by $250. In this regard, during 2019 the following directors received the following grants of restricted stock in consideration of their service as a committee chair and their attendance at more than 4 committee meetings: Dr. Fesko – 40 shares with an aggregate grant date fair value of $1,772; Mr. Furticella – 82 shares with an aggregate grant date fair value of $3,633; Ms. Garza – 20 shares with an aggregate grant date fair value of $886; Mr. Gorelick – 68 shares with an aggregate grant date fair value of $3,012; Dr. Han – 99 shares with an aggregate grant date fair value of $4,386; Mr. Johnson – 28 shares with an aggregate grant date fair value of $1,240; Mr. Krupinski – 107 shares with an aggregate grant date fair value of $4,740; Dr. Puntillo – 104 shares with an aggregate grant date fair value of $4,607; and Mr. Wieser – 96 shares with an aggregate grant date fair value of $4,253. These awards are included in the Stock Awards column of the 2019 Director Compensation Table on page 22 above.

Post 2004 Unfunded Deferred Compensation Plan for the Directors of Peoples Bank SB

Each director of the Bank may elect on or before December 31st of any year to defer all or a portion of his or her annual director fees for succeeding calendar years. The rate of interest to be paid on deferred fees will be equal to the lower of either (i) the Bank’s regular six-month certificate of deposit, plus 2%, or (ii) 120% of the applicable Federal long-term rate in effect during the month in which the Bank determined or reviews the appropriate interest rate for the Plan. The interest rate will be reset on the first business day of each month.

Amounts deferred under the plan, together with accumulated interest, are distributed in annual installments over a ten-year period beginning with the first day of the calendar year immediately following the year in which the director ceases to be a director, provided that the first annual benefit for any director deemed a “specified employee” under applicable tax regulations may not be paid any earlier than six months after the director terminates his services. Upon the death of a director, the balance of any unpaid deferred fees and interest will be paid in a lump sum to the director’s designated beneficiary or estate.

The following directors are deferring fees under this plan: Danette Garza, Amy W. Han, Kenneth V. Krupinski, and James L. Wieser.

Transactions with Related Persons

The Bank follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. Current law authorizes the Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to persons who are not executive officers, directors, or principal shareholders of the Bank. At present, the Bank offers loans to its executive officers, directors, principal shareholders, and employees at interest rates that are generally available to the public with substantially the same terms as those prevailing for comparable transactions. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board. Loans to directors, executive officers, and their associates totaled approximately $5,258,644 or 3.92% of the Bancorp’s equity capital at December 31, 2019. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than normal risk of collectability or present other unfavorable features. Except as otherwise described above, neither the Bancorp nor any of its subsidiaries entered into any transaction with any related person during the fiscal years ended December 31, 2019 and 2018 that is required to be disclosed pursuant to Regulation S-K, Item 404.

Risk Management Committee Report

We have reviewed and discussed with management the Bancorp’s audited financial statements as of and for the year ended December 31, 2019. We have discussed with the Bancorp’s independent registered public accounting firm, Plante & Moran, PLLC, the matters required to be discussed by Statement on Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. We have also received and reviewed the written disclosures and the letter from Plante & Moran, PLLC, required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees overseeing independence, and have discussed with the independent registered public accounting firm the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2019.

We have also concluded that the provision by Plante & Moran, PLLC of non-audit related services to the Bancorp and the Bank during 2019 is compatible with maintaining the auditors’ independence.

This Report is respectfully submitted by the Risk Management Committee of the Bancorp’s Board of Directors.

Risk Management Committee Members

Robert E. Johnson, III (Chair)

Danette Garza (Vice Chair)

Edward J. Furticella

Kenneth V. Krupinski

Anthony M. Puntillo

Proposal 2 – Ratification of Appointment of Independent
Registered Public Accounting Firm

The Risk Management Committee has engaged Plante & Moran, PLLC, an independent registered public accounting firm, to be its auditors for the year ending December 31, 2020, subject to ratification by shareholders. As discussed below, Plante & Moran, PLLC was engaged to serve as auditors for the Bancorp for the first time in 2009.

Plante & Moran, PLLC audited the Bancorp’s financial statements for 2019. A representative of Plante & Moran, PLLC is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Required Shareholder Approval

For the appointment of Plante & Moran, PLLC as the Bancorp’s auditors for the fiscal year ending December 31, 2020 to be ratified, more votes must be cast by holders of shares of the Bancorp’s common stock in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be included in the vote count and will have no effect on the outcome of the proposal.

Recommendation of the Board

The Board unanimously recommends that shareholders vote “FOR” ratification of the appointment of Plante & Moran, PLLC as the Bancorp’s independent registered public accounting firm. Proxies solicited by the Board will be so voted unless shareholders specify otherwise on their proxy cards.

Independent Registered Public Accounting Firm’s Services and Fees

The Bancorp incurred the following fees for services performed by Plante & Moran, PLLC in the fiscal years ended December 31, 2019 and 2018:

Audit Fees

Fees for professional services provided in connection with the audit of the Bancorp’s annual financial statements and review of financial statements included in the Bancorp’s Forms 10-Q were $290,725 for 2019 and $247,500 for 2018.

Audit Related Fees

There were audit-related services provided in 2019 of $2,000 and 2018 of $26,775.

Tax Fees

There were no tax fees paid to Plante & Moran, PLLC in fiscal years 2019 or 2018.

All Other Fees

No fees were paid in fiscal years 2019 or 2018 for other permissible services that do not fall within the above categories, including regulatory accounting and reporting compliance.

Preapproval Policy

The Risk Management Committee’s policy is to preapprove all audit and permissible non-audit services provided by the independent auditor that exceed $2,500. These services may include audit services, audit related services, tax services, and other services. Preapproval is generally provided for up to one year and any preapproval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Risk Management Committee regarding the extent of services provided by the independent auditor in accordance with this preapproval, and the fees for the services performed to date. The Risk Management Committee may also preapprove particular services on a case by case basis.

For fiscal 2019, preapproved non-audit services included only those services described above for “Audit-Related Fees,” “Tax Fees,” and “All Other Fees.”

Proposal 3 – Advisory Vote on Compensation of
Our Named Executive Officers

Background

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our Board of Directors is submitting a “Say on Pay” proposal for shareholder consideration. While the vote on executive compensation is non-binding and solely advisory in nature, our Board of Directors and the Compensation and Benefits Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Objectives of Executive Compensation Program. The objectives of the Compensation and Benefits Committee with respect to executive compensation are the following:

(1)	Ensure that compensation is appropriate for the Bancorp in light of all relevant circumstances and provides incentives that further the Bancorp’s long-term strategic objectives;

(2)	Ensure that compensation is consistent with the culture of the Bancorp and the overall goal of enhancing shareholder value;

(3)

Ensure that the Bancorp’s cash compensation and equity and non-equity incentive compensation structures do not encourage excessive risk-taking and that risks are appropriately mitigated by effective controls and oversight;

(4)	Ensure the attraction and retention of key management personnel and motivate management to achieve the Bancorp’s corporate goals and strategies; and

(5)	Align the interests of management with the long-term interests of the Bancorp’s shareholders.

For the past three years, the Bancorp has been profitable, demonstrating strong and sustained performance. In 2017, the Bancorp reported earnings of $9.0 million, which represented an earnings decrease of 2.0% compared to the 2016 earnings. The decrease was primarily the result of the revaluation of the Bancorp’s net deferred tax asset as a result of the Tax Cuts and Jobs Act which was enacted in December 2017. In 2018, the Bancorp reported record earnings, with an annual earnings increase of 4.2% on net income of $9.3 million. The 2018 earnings increase was related to strong loan originations, as well as the effects of the merger with First Personal Financial Corp. and the tax effects from the Tax Cuts and Jobs Act of 2017 that, among other changes, reduced the top federal corporate income tax rate from 35% to a flat 21% effective as of January 1, 2018. The 2018 net income of $9.3 million represented $3.17 earnings per basic and diluted share. The Bancorp announced another year of record earnings for 2019. Net income was $12.1 million, or $3.53 in earnings per share for the twelve months ended December 31, 2019. The 2019 annual record earnings were driven by a 25.6% increase in net interest income, attributable to strong commercial loan originations and core deposit growth, a 17.3% increase in noninterest income, attributable to the continued expansion of mortgage banking, wealth management, and retail banking services, and the successful integration of the merger with AJS Bancorp.

The Compensation and Benefits Committee has adopted a balanced approach to executive compensation, consistent with best practices, the Bancorp’s performance and strategic goals, and the interests of shareholders. The Bancorp’s executive compensation practices are responsibly governed by the Compensation and Benefits Committee, which is comprised of independent directors, and by direct Board oversight. The Compensation and Benefits Committee took several actions to align executive compensation with shareholder interests, including the following:

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Executive Compensation increases for 2017, 2018, and 2019 reflected the Bancorp’s superior performance compared to industry peers, the goal of retaining experienced and highly skilled leadership, the achievement of individual goals, and performance based promotions.

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In January of 2017, the Board, acting upon the recommendation of the Compensation and Benefits Committee and after reviewing the Bancorp’s 2016 performance, approved a 3.5% increase in the base salary of David Bochnowski, the Executive Chairman of the Bancorp. In January of 2018, the Board, acting upon the recommendation of the Compensation and Benefits Committee and after reviewing the Bancorp’s 2017 performance, approved a 3.0% increase in his base salary. In January of 2019, the Board, acting upon the recommendation of the Compensation and Benefits Committee and after reviewing the Bancorp’s 2018 performance, approved a 3.0% increase in his base salary. In April of 2019, the Compensation and Benefits Committee engaged Meridian to conduct an executive compensation peer comparison review. Based upon the results of Meridian’s review (the “Meridian Executive Compensation Report”), the Compensation and Benefits Committee approved a 3% increase in David Bochnowski’s base salary, effective August 5, 2019. In addition, in January of 2020, the Board, acting upon the recommendation of the Compensation and Benefits Committee and after reviewing the Bancorp’s 2019 performance, approved another 3.0% increase in his base salary.

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In January of 2017, the Board, acting upon the recommendation of the Compensation and Benefits Committee and after reviewing the Bancorp’s 2016 performance, approved a 3.5% increase in the base salary of Benjamin Bochnowski, the President and Chief Executive Officer of the Bancorp. In January of 2018, the Board, acting upon the recommendation of the Compensation and Benefits Committees and after reviewing the Bancorp’s 2017 performance, approved a 3.0% increase in his base salary. In January of 2019, the Board, acting upon the recommendation of the Compensation and Benefits Committee and after reviewing the Bancorp’s 2018 performance, approved a 3.0% increase in his base salary. Based upon the results of the Meridian Executive Compensation Report, the Compensation and Benefits Committee approved the increase of Benjamin Bochnowski’s base salary to $345,000, effective August 5, 2019. In addition, in January of 2020, the Board, acting upon the recommendation of the Compensation and Benefits Committee and after reviewing the Bancorp’s 2019 performance, approved a 3.0% increase in his base salary.

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The Compensation and Benefits Committee reviews the compensation of the Bancorp’s Executive Chairman and the President and Chief Executive Officer and his direct reports annually. The Compensation and Benefits Committee charter authorizes the hiring by the committee members of independent advisors, including attorneys, to assist the committee in carrying out its responsibilities. To further align the executives’ interests with those of the Bancorp’s shareholders and the long-term business objectives of the Bancorp, the Compensation and Benefits Committee retained the services of Meridian in February of 2017 to assist it with the assessment of the Bancorp’s executive compensation plans.

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In January 2020, the Compensation and Benefits Committee certified the performance results under the Executive Incentive Plan based on the Bancorp’s 2019 return on assets, earnings per share growth, and efficiency ratio. For 2019, the performance-based cash incentive payout awards under the Executive Incentive Plan as approved by the Bancorp’s Board, based on the recommendation of the Compensation and Benefits Committee, were $89,654, $113,954, $60,908, $61,498, and $48,233 for Messrs. D. Bochnowski, B. Bochnowski, Lowry, and Scheub, and Ms. Cerven, respectively. These awards are set forth in the Non-Equity Incentive Plan Compensation column of the 2019 Summary Compensation Table on page 13 above.

●

The Bancorp manages its long-term incentive stock awards program responsibly and conservatively. Under the Executive Incentive Plan, restricted stock awards in the form of common equity with three to five-year vesting periods align management’s interests with those of the Bancorp’s shareholders. For 2019, the Compensation and Benefits Committee set the target long-term equity incentive opportunity at 12% of base salary. Grants under the Executive Incentive Plan become fully vested three years from the grant date of the award.

●

Based on 2018 financial results, the Bancorp made awards under the Executive Incentive Plan on February 4, 2019 of 568, 710, 477, 482, and 450 shares of restricted stock with a three-year vest to Messrs. D. Bochnowski, B. Bochnowski, Lowry, and Scheub and Ms. Cerven, respectively. Based on 2019 financial results, the Bancorp made awards under the Executive Incentive Plan on February 7, 2020 of 1,011, 1,286, 824, 832, and 777 shares of restricted stock with a three-year vest to Messrs. D. Bochnowski, B. Bochnowski, Lowry, and Scheub and Ms. Cerven, respectively.

●	No incentive stock options have been granted to any executive officer since 2009.

●

The Bancorp’s insider trading policy prohibits hedging transactions by its directors, officers, and employees, and the Bancorp’s Executive Incentive Plan contains a “clawback” provision that requires executives to reimburse amounts received under the Plan in the event the Bancorp is required to prepare an accounting restatement within three years of payout.

Over this period, the Bancorp has been able to retain key executives who believe in the long-term prospects of the Bancorp and are willing to tie their compensation to achieving the performance goals established by the Compensation and Benefits Committee.

The Board of Directors believes the Bancorp’s compensation programs are well tailored to recruit and retain key executives and drive shareholder value.

Please review this proxy statement and consider the following proposal:

“RESOLVED, that the Bancorp’s shareholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Bancorp’s Proxy Statement for the 2020 Annual Meeting of Shareholders, including the compensation set forth or described in the 2019 Summary Compensation Table and the other related tables and disclosures.”

Required Shareholder Approval

For the non-binding advisory resolution relating to the compensation of the Bancorp’s Named Executive Officers to be approved, more votes must be cast by the holders of shares of the Bancorp’s common stock in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be included in the vote count and will have no effect on the outcome of the proposal.

Recommendation of the Board

The Board unanimously recommends that shareholders vote “FOR” the approval of the non-binding advisory resolution approving the compensation of the Bancorp’s Named Executive Officers. Proxies solicited by the Board will be so voted unless shareholders specify otherwise on their proxy cards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Bancorp’s officers and directors and persons who own more than 10% of the Bancorp’s Common Stock file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Bancorp with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of the forms it received and/or written representations from reporting persons, the Bancorp believes that during the fiscal year ended December 31, 2019, all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners with respect to Section 16(a) of the Exchange Act were satisfied in a timely manner.

Shareholder Proposals

If a shareholder wishes to submit a proposal (including a director nomination) for consideration at the 2021 Annual Meeting of the Bancorp’s Shareholders and wants that proposal included in the proxy statement and form of proxy relating to that meeting, the shareholder must deliver written notice of the proposal to the Secretary of the Bancorp at 9204 Columbia Avenue, Munster, Indiana 46321, and the notice must be received at this address no later than December 4, 2020 (which is 120 calendar days before the corresponding date in 2021 that the Bancorp’s proxy statement was released to shareholders in connection with the 2020 Annual Meeting of the Bancorp’s Shareholders). Any such proposal will be subject to the requirements of the proxy rules under the Exchange Act and, as with any shareholder proposal (regardless of whether included in the Bancorp’s proxy materials), the Bancorp’s articles of incorporation, by-laws and Indiana law.

If a shareholder wishes to submit a proposal for consideration at the 2021 Annual Meeting of Shareholders, or if shareholder wishes to nominate a candidate for election to the Board, but not for inclusion in the Bancorp’s proxy statement and form of proxy, the Bancorp’s By-Laws require the shareholder to provide the Bancorp with written notice of such proposal or nomination no less than 90 days, nor more than 120 days, prior to the first anniversary of the 2020 Annual Meeting (in the event that the date of the 2021 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 30 days after such anniversary date, the shareholder must provide the Bancorp with written notice of such proposal or recommendation no less than 90 days, nor more than 120 days, prior to the meeting date or, if later, the 10th day following the first public announcement of the date of the 2021 Annual Meeting of Shareholders). Such notice must be sent to the Corporate Secretary of the Bancorp at 9204 Columbia Avenue, Munster, Indiana 46321.

Householding

We have adopted a procedure approved by the SEC called “householding” for those registered shareholders who consent to this procedure by either checking “Yes” in the “householding election” on the proxy card that accompanies this mailing or by notifying us at the address or phone number below. If you consent to this procedure, multiple shareholders who share the same address who consent to “householding” will receive only one copy of the Bancorp’s annual report and proxy statement (“Proxy Materials”), but each shareholder will continue to receive a separate proxy card. We have undertaken householding to reduce our printing costs and postage fees. Householding also is environmentally friendly and creates less paper for participating shareholders to manage. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee.

If you have consented to householding, you will receive or continue to receive a single copy of the Proxy Materials for future meetings. However, if you decide you would prefer to receive again multiple copies of the Proxy Materials, upon your request, we will promptly provide you with additional copies. You may elect to receive multiple copies for a specific meeting or opt-out of householding for all future meetings. Requests to receive multiple copies of the Proxy Materials can be made at any time prior to thirty days before the mailing of Proxy Materials in March of each year. You may request multiple copies by notifying us in writing to the Bancorp at 9204 Columbia Avenue, Munster, Indiana 46321, Attention: Shareholder Services, or by telephone at (219) 836-4400.

Other Matters

Management is not aware of any business to come before the Annual Meeting other than those described in the proxy statement. However, if any other matters should properly come before the Annual Meeting, the proxies solicited by this proxy statement will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The Bancorp will bear the cost of the solicitation of proxies. The Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for the reasonable expenses they incur in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Bancorp may solicit proxies personally or by telephone without additional compensation.

We urge each shareholder to complete, date and sign the proxy and return it promptly in the enclosed envelope, or to vote by following the related internet or telephone voting instructions.

By Order of the Board of Directors

Leane E. Cerven Executive Vice President, General Counsel and Secretary

April 3, 2020

NORTHWEST INDIANA BANCORP
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717-0718

**VOTE BY INTERNET**

*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 14, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/NWIN2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 14, 2020. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D07259-P33659 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**NORTHWEST INDIANA BANCORP**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____________________________

**Nominees:**

01) Benjamin J. Bochnowski
02) Donald P. Fesko, O.D., FACHE
03) Danette Garza, J.D., CPA
04) Robert E. Johnson, III

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

| | For | Against | Abstain |
|---|---|---|---|
| 2. Proposal to ratify the appointment of Plante & Moran, PLLC as independent registered public accounting firm for the fiscal year ending December 31, 2020. | ☐ | ☐ | ☐ |
| 3. To approve, on a non-binding advisory basis, the executive compensation of the named executive officers included in the proxy statement for the Annual Meeting. | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

| | Yes | No |
|---|---|---|
| **HOUSEHOLDING ELECTION** - Please indicate if you consent to receive certain future investor communications in a single package per household. | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D07260-P33659

**NORTHWEST INDIANA BANCORP**
**Annual Meeting of Shareholders**
**May 15, 2020 1:00 PM, CDT**
**This proxy is solicited by the Board of Directors**

The shareholder(s) hereby appoint(s) Robert T. Lowry, as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of NORTHWEST INDIANA BANCORP that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/NWIN2020 at 1:00 PM, CDT, on Friday, May 15, 2020, and at any adjournment or postponement thereof. **This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of all nominees for Director and FOR Proposals 2 and 3, and according to the judgment of the proxy with respect to any other matter that may be properly brought before the Annual Meeting.**

The Notice of Annual Meeting of Shareholders and Proxy Statement, 2019 Annual Report on Form 10-K of NorthWest Indiana Bancorp, and form of proxy for the Annual Meeting are also available, without charge, at www.ibankpeoples.com, or from the SEC's Website at www.sec.gov. You also may request a copy of these materials, without charge, at www.proxyvote.com. Please make your request no later than May 1, 2020 to facilitate timely delivery. If you do not request materials pursuant to the foregoing procedures, you will not otherwise receive an e-mail or electronic copy of the materials.

**Address Changes/Comments:** ____________________________________________

______________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**